Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Securities Linked to the Worst of NDX, RTY and SPX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The Nasdaq - 100 Index ® (ticker: “NDX”), the Russell 2000 ® Index (ticker: “RTY”) and the S&P 500 ® Index (ticker: “SPX”) Underlyings: November 25, 2024 Pricing date: Monthly, beginning approximately one year after issuance Valuation dates: November 26, 2027 Final valuation date: December 1, 2027 Maturity date: For each underlying, 90.00% of its initial underlying value Autocall barrier value: For each underlying, 80.00% of its initial underlying value Final barrier value: If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its autocall barrier value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Automatic early redemption: At least 8.25% per annum* Premium: 173070SA2 / US173070SA24 CUSIP / ISIN: For each underlying, its closing value on the pricing date Initial underlying value: For each underlying, its closing value on the final valuation date Final underlying value: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Underlying return: On any valuation date, the underlying with the lowest underlying return Worst performer: • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its autocall barrier value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer on the final valuation date is less than its autocall barrier value but greater than or equal to its final barrier value: $1,000 • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + ($1,000 п the underlying return of the worst performer on the final valuation date) If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated November 19, 2024 Preliminary pricing supplement: * The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security ** Hypothetical Redemption Premium Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Autocall Barrier Value $1,082.50 8.25% November 25, 2025 $1,089.375 8.9375% December 26, 2025 $1,096.25 9.625% January 26, 2026 $1,103.125 10.3125% February 25, 2026 $1,110.00 11.00% March 25, 2026 $1,116.875 11.6875% April 27, 2026 $1,123.75 12.375% May 26, 2026 $1,130.625 13.0625% June 25, 2026 $1,137.50 13.75% July 27, 2026 $1,144.375 14.4375% August 25, 2026 $1,151.25 15.125% September 25, 2026 $1,158.125 15.8125% October 26, 2026 $1,165.00 16.50% November 25, 2026 $1,171.875 17.1875% December 28, 2026 $1,178.75 17.875% January 25, 2027 $1,185.625 18.5625% February 25, 2027 $1,192.50 19.25% March 25, 2027 $1,199.375 19.9375% April 26, 2027 $1,206.25 20.625% May 25, 2027 $1,213.125 21.3125% June 25, 2027 $1,220.00 22.00% July 26, 2027 $1,226.875 22.6875% August 25, 2027 $1,233.75 23.375% September 27, 2027 $1,240.625 24.0625% October 25, 2027 If the closing value of the worst performer is not greater than or equal to the autocall barrier value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a Hypothetical Payment at Maturity per Security *** Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Payment Hypothetical Worst Underlying Return on Final Valuation Date 100.0 0% 50.00% 25.00% - 10. 0 0% - 10. 0 1% - 20. 0 0% - 20. 0 1% - 25. 0 0% - 50. 0 0% - 75. 0 0% - 100 . 00% *** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . Th e a bo v e su m m a r y of s e l e c t ed r i s k s d oes n ot d es c r i be a l l of t he r i s k s a s so c i a ted w i th a n i nv e st m ent i n t h e secu r i t i es. You s h o u l d r e a d t h e a cc o m p an y i ng p r e l i m i na r y p r i c i ng s u p pl e m e nt and p r odu c t s u p p l e m e n t fo r a m o r e c o m p l e t e d e s c r i p t i on o f r i s k s r e l a t i n g to t h e secu r i t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.